Exhibit 99.1





FOR IMMEDIATE RELEASE

                     RIGHT MANAGEMENT TO ACQUIRE INTEREST IN
                     TOP ASIA-PACIFIC CAREER CONSULTING FIRM


May 12, 1997, Philadelphia, PA. Right Management Consultants, Inc. (NASDAQ:
RMCI) announced today it has signed a letter of intent to acquire 51 percent of the existing shares of the Australia-based career management firm Davidson & Associates, Pty., Ltd. to form a joint venture that will extend Right's worldwide network of company-owned offices into the Asia-Pacific region. The transaction is subject to the completion of definitive agreements and is expected to be concluded on or about July 1, 1997.

Davidson & Associates has operations in all five major Australian cities, as well as Auckland and Wellington, New Zealand, Singapore and Hong Kong, and generated revenue of approximately US$12,500,000 for the twelve-month period ended February 28, 1997. It was established in 1983 and is considered to be the premier player in human resource and career consulting business in Australia. Right's payment for a controlling interest in the firm will consist primarily of cash, plus a portion in RMCI stock. Davidson's existing leadership will remain in place and will retain management responsibility and its current operating structure. Right will have options to acquire the remaining shares of Davidson & Associates in the future.

This transaction follows the establishment of an exclusive correspondent agreement previously announced between the two firms in October, 1996. Commenting on the agreement, RMCI Chairman and Chief Executive Officer Richard
J. Pinola said, "Joining forces with Davidson in a partnership capacity is a great opportunity for us to invest with Davidson management for growth in key markets with strong potential. We are proud to be associated with an organization with Davidson's reputation for expertise, quality and service."

Frederick Davidson, Chairman of Davidson & Associates, said, "We have long been looking for a partner which shared our values in terms of professional standards, service quality and ethics, and when we speak with Right Management about quality, about service, about adding to the worth of what we offer our clients and candidates, we find ourselves speaking the same language. It is as though our two firms have, on opposite sides of the world, been fashioned from the same fabric."

Through its system of 130 offices, Philadelphia-based Right Management develops and delivers career transition services as Right Associates, and organizational consulting and career management services as PeopleTech. Organizational consulting includes change management, leadership development, merger integration, communication, executive assimilation, and a number of other services.



Contact:  G. Lee Bohs, Executive Vice President and CFO
          1818 Market Street, Philadelphia, PA
          215-988-1588